Exhibit 99.1

May 17, 2011

Dear Shareholders,

Earlier this year, I laid out a number of key objectives that we have set ourselves, including the provision of regular updates, and I would like to discuss our progress on these initiatives, particularly as they relate to the development of our K-Fuel® technology.

By way of reminder, our most significant corporate objectives for 2011, and noted in my open letter to shareholders dated March 15 2011, include:

1.	Re-opening our K-Fuel testing facility in Wyoming;

2.	Completing our joint venture with WPG Resources (“WPG” ASX: WPG) by the end of this summer; and

3.	Establishing an additional customer agreement to produce upgraded coal from K-Fuel.

We announced the re-opening of our K-Fuel testing facility on February 14, 2011.  This was followed by our March 30, 2011 announcement of the closing of the sale of the assets of our subsidiary, Landrica Development Company, including the Fort Union plant and associated property located near Gillette, Wyoming.  In parallel to this announcement, we also entered into a lease agreement to provide access to and use of the K-Fuel testing facility and certain equipment located on the Fort Union site for a period of five years at nominal cost to the company.  This enabled us to capitalize on the achievement of the first of the above noted objectives, and continue expanding the capacity of our test facilities as we anticipate an increasing level of testing demand from possible customers and joint venture partners.

As part of the increased testing activities at the K-Fuel test facility, WPG delivered for testing coal samples from its Penrhyn coal project south of Coober Pedy in South Australia.  Evergreen is conducting thermal coal analyses and testing of these samples at the K-Fuel test facility.  As announced on February 2, 2011, WPG shares our objectives with respect to the upgrading of coal in the Pacific Basin region, and we look forward to working in tandem with WPG to further our efforts in developing K-Fuel into value for both our companies.  As such, we are on track with our expectation to complete our joint venture with WPG by the end of this summer. In parallel, and as noted by WPG in official announcements they have made via the Australian Stock Market, WPG has continued with a drilling programme that is concentrated on the important Penrhyn deposit.

The importance of a building human resources to support our efforts cannot be understated, and I am therefore pleased to report that we now have a growing technical, engineering and business development team in place that includes a senior executive who is in the process of moving to Singapore to open up our office in that location. We expect to be operational in Singapore by the end of the summer and thereby accelerate our dialogue with a number of coal companies who own or control sub bituminous reserves in Indonesia. In addition to our agreement with WPG, and in light of the global demand for cleaner coal technologies, we anticipate that an operational presence in Singapore will support our efforts to add an additional agreement for our K-Fuel technology by the end of 2011.

Over the course of the last several months, we have made significant strides in improving our balance sheet, providing us with a solid foundation on which to execute on these important growth initiatives.

In summary, while we are encouraged by our progress to date, my colleagues and I will continue to work actively to ensure that we meet our corporate objectives. I wish to thank all our shareholders and staff for their support during this particular time.  The results of this work should start to become apparent in the coming months.

With Regards,

Ilyas Khan
Executive Chairman

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